Exhibit 99.4
Quantitative and Qualitative Disclosures About Market Risk (adjusted to reflect the retrospective application of FSP APB 14-1)

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Currency and Interest Rate Risk Management
     Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.
     Currency Rate Risk. We enter into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in Canadian dollars and European Euros. As of March 31, 2009, we had outstanding forward foreign exchange contracts to buy Euro$0.5 million in exchange for US$0.6 million over a period of four weeks at a weighted average exchange rate of US$1.28. Changes in the fair value representing a net unrealized fair value gain on foreign exchange contracts that qualified as effective hedge contracts outstanding during the year ended March 31, 2009 amounted to $0.1 million and are included in accumulated other comprehensive income (loss), a separate component of shareholders’ equity (deficiency). During the year ended March 31, 2009, we completed foreign exchange contracts denominated in Canadian dollars and European Euros, including a contract that did not qualify as an effective hedge. The net gains resulting from the completed contracts were $0.1 million. These contracts are entered into with a major financial institution as counterparty. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts.
     Interest Rate Risk. Our principal risk with respect to our debt is interest rate risk. We currently have exposure to cash flow risk due to changes in market interest rates related to our outstanding debt and other financing obligations. Our credit facility has a balance of $255 million at March 31, 2009. Production obligations subject to variable interest rates include $136.3 million owed to film production entities on delivery of titles.
     The table below presents repayments and related weighted average interest rates for our interest-bearing debt and production obligations and subordinated notes and other financing obligations at March 31, 2009.

	Year Ended March 31,
	2010	2011	2012	2013	2014	Thereafter	Total
Revolving Credit Facility:
Variable (1)	$—	$—	$—	$—	$255,000	$—	255,000
Production Obligations:
Variable (2)	93,127	43,133	—	—	—	—	136,260
Fixed (3)	—	—	—	—	8,733	—	8,733
Subordinated Notes and Other Financing Obligations:
Fixed (4)	—	—	249,419	—	—	66,581	316,000
Fixed (5)	—	—	—	3,718	—	—	3,718
Fixed (6)	826	883	944	1,008	1,078	7,259	11,998

	$93,953	$44,016	$250,363	$4,726	$264,811	$73,840	$731,709

(1)	Revolving credit facility, which expires July 25, 2013 and bears interest at 2.25% over the Adjusted LIBOR rate. At March 31, 2009, we had borrowings of $255 million under this facility.

(2)	Amounts owed to film production entities on anticipated delivery date or release date of the titles or the contractual due dates of the obligation. Production obligations of $136.3 million incur interest at rates ranging from approximately 2.0% to 4.61%. Not included in the table above are approximately $70.7 million of production obligations which are non-interest bearing.

(3)	Long term production obligations of $8.7 million with a fixed interest rate equal to 2.50%.

(4)	Subordinated notes reflect the principal amounts of our October 2004 2.9375% Notes and our February 2005 3.625% Notes as of March 31, 2009.

(5)	Other financing obligation with fixed interest rate equal to 8.02%.

(6)	Capital lease obligation for a satellite transponder with an imputed interest rate equal to 6.65%.